Exhibit 10.39

THIRD AMENDMENT TO THE

SENIOR SECURED CREDIT AGREEMENT

This THIRD AMENDMENT TO THE SENIOR SECURED CREDIT AGREEMENT, dated as of February 4, 2008 (this “Amendment”), in respect of and to that certain Senior Secured Credit Agreement, dated as of October 17, 2006, as amended by the First Amendment to the Credit Agreement, dated as of June 5, 2007, and by the Second Amendment to the Credit Agreement, dated as of September 11, 2007 (as further amended, modified, restated, amended and restated and/or supplemented from time to time, the “Credit Agreement”), by and among SILICON GRAPHICS, INC., a corporation formed under the laws of Delaware (the “Parent”), and certain of the Parent’s Subsidiaries identified on the signature pages thereto, as borrowers (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), the other Credit Parties thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., a corporation formed under the laws of Delaware (“Morgan Stanley”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”), as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns, if any, the “Revolving Agent”), and MORGAN STANLEY & CO., INCORPORATED (“MS& Co.”) as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Credit Agreement.

RECITALS:

WHEREAS, the Borrowers have requested that the aggregate principal amount of the Term Loans be increased from $85,000,000 to $127,500,000;

WHEREAS, the Administrative Agent, the Borrowers, the Required Lenders and each Lender whose Commitments are being increased are willing to consent to this Amendment pursuant to, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Credit Agreement.

SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

2.1 Article I, Section 1.03(a) is hereby amended and restated by deleting the section in its entirety and replacing it with the following:

“(a) Loan Commitments. Subject to the terms and conditions set forth herein, each Term Lender hereby severally agrees to make a term loan to the Borrowers (i) in the principal amount set forth opposite each such Term Lender’s name on Schedule B hereto to the Borrower on the Closing Date (each an “Initial Term Loan”), and (ii) in the principal amount set forth opposite each such Term Lender’s name on Schedule C hereto to the Borrowers on the Effective Date (each an “Incremental Term Loan” and, together with the Initial Term Loans, the “Term Loans”), in each case in accordance with this Section 1.03. The aggregate principal amount of the Term Loans to be advanced shall not exceed one-hundred-twenty-seven million five-hundred thousand Dollars ($127,500,000). Amounts repaid or prepaid under this Section 1.03 may not be reborrowed.”

2.2 Article I, Section 1.03(b) is hereby amended by:

(a) Deleting all references to the term “Closing Date” within such section and replacing them with the term “Borrowing Date”.

2.3 Article I, Section 1.03(c) is hereby amended by:

(a) Deleting all references to the term “Closing Date” within such section and replacing them with the term “Borrowing Date”.

2.4 Article I, Section 1.03(d) is hereby amended by:

(a) Deleting all references to the term “Closing Date” within such section and replacing them with the term “Borrowing Date”.

2.5 Article I, Section 1.03(e) is hereby amended by deleting the table in its entirety and replacing it with the following:

Date	Term Loan Scheduled Repayment
December 26, 2008	$4,250,000
March 27, 2009	$4,250,000
June 26, 2009	$4,250,000
September 25, 2009	$4,250,000
December 25, 2009	$5,250,000
March 26, 2010	$5,250,000
June 25, 2010	$5,250,000
September 24, 2010	$5,250,000
December 24, 2010	$6,250,000
March 25, 2011	$6,250,000
June 24, 2011	$6,250,000
Maturity Date	$70,750,000

Total	$127,500,000

2.6 Article II, Section 2.03(a) is hereby amended as follows:

(a) The words “the percentage set forth below:” and the chart that follows such words shall be deleted and replaced with “two (2) percent.”; and

(b) The words “pursuant to Section 1.10” in the first sentence thereto shall be deleted and replaced with “in accordance with Section 1.10.”

2.7 Article II, Section 2.03(b) is hereby amended by deleting the words “the percentage set forth below:” and the chart that follows and replacing such words and chart with “two (2) percent.”

2.8 Article IV is hereby amended by adding the following new Section 4.03 as follows:

Section 4.03. Conditions Precedent to the Incremental Term Loans. The obligation of each Lender to make the Incremental Term Loans requested on the Effective Date shall be subject to the satisfaction, or waiver by the Administrative Agent of each of the following conditions precedent:

(a) Authority. The Administrative Agent shall have received certified copies of all resolutions, certificates or other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document by a Credit Party and for the consummation of the transactions contemplated thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Effective Date.

(b) Loan Documents. The Administrative Agent shall have received, on or before the Effective Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent:

(i) this Agreement (including any amendments thereto);

(ii) the Notes, if any;

(iii) such corporate resolutions, certificates and other documents as the Administrative Agent reasonably requests; and

(iv) all other documents and legal matters in connection with the transactions contemplated by the Agreement (including any amendments thereto) shall have been delivered, executed, or recorded.

(c) No Change in Condition. There shall not have occurred any event, circumstance, change or condition since March 31, 2006, other than the filing of the Bankruptcy Petition, which could reasonably be expected to have a Material Adverse Effect.

(d) No Legal Impediment. No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent or any Lender, and such extension of credit shall not violate any requirement of applicable law.

(d) Consents, Etc. Each Credit Party shall have received all material consents and authorizations required pursuant to any material contract with any other Person and shall have obtained all material Permits of, or approvals from, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Credit Party lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations under the Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (B) consummate the transactions contemplated hereunder and under the other Loan Documents (including the making of the Incremental Term Loans) and (C) create and perfect the Liens on the Collateral to be owned by each of them to the extent, in the manner and for the purpose contemplated by the Loan Documents. Each Credit Party shall have received all shareholder, governmental and material third-party consents, licenses, approvals or evidence of other actions, necessary in connection with the execution and delivery of the Loan Documents, and the performance thereunder and the transactions contemplated by the Loan Documents, and any applicable waiting period shall have expired without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such Credit Party or such transactions or that could seek to restrain or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(e) Solvency. Immediately after the incurrence of the Incremental Term Loans on the Effective Date, and after giving effect to such Incremental Term Loans, and use of the proceeds of the Loans, the Credit Parties, taken as a whole, shall be Solvent.

(f) Opinions of Borrower’s Counsel. The Lenders shall have received the opinion of Weil, Gotshal and Manges LLP, special counsel to the Borrowers and the Guarantors, in form and substance satisfactory to each of the Agents.

(g) Fees and Expenses Paid. There shall have been paid to the Agents all fees and, to the extent documented, expenses (including the reasonable legal fees of counsel to each of the Agents and any local counsel to the Agents) due and payable on or before the Effective Date.

(h) Organizational Documents. The Administrative Agent shall have received on or before the Effective Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, in each case certified by the Secretary or Assistant Secretary of each Borrower as true and correct as of the Effective Date.

(i) Certificates.

(i) The Administrative Agent shall have received, on the Effective Date, a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Effective Date, as to the incumbency and signatures of its officers executing this Agreement (or any amendment thereto) and each other Loan Document to which each such Borrower is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(ii) The Administrative Agent shall have received, on the Effective Date, a certificate of a Senior Officer of each Borrower, dated the Effective Date, stating that to the knowledge of such officer and on behalf of each Credit Party (not in such officer’s individual capacity) all of the representations and warranties of each Credit Party contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), that no breach of any covenant contained in Article VII, Article VIII or Article IX has occurred or would result from the execution, delivery of and performance under this Agreement (as amended as of the Effective Date) and the transactions contemplated hereunder and that all of the conditions set forth in this Section 4.03 have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously with the incurrence of Loans on the Effective Date).

(j) Representations and Warranties. Both before and after giving effect to the Incremental Term Loans to be made on the Effective Date, as the case may be, all of the representations and warranties of any Credit Party contained in Article V and in the other Loan Documents shall be true and correct in all material respects as if made on such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(k) No Defaults. No Event of Default or Default, and no default under any other Loan Document, shall have occurred and be continuing or would result from the execution and delivery of, or the performance under, the Loan Documents, or making the requested Incremental Term Loans or the application of the proceeds therefrom.

2.9 Article V, Section 5.01(k) is hereby amended by deleting the words “except to the extent subject to a Permitted Protest.” and replacing them with “except (i) to the extent subject to a Permitted Protest, or (ii) to the extent that the failure to have or to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.”

2.10 Article VII, Section 7.19 is hereby amended by deleting clause (a) of such Section in its entirety and replacing it with the following:

“(a) The Credit Parties shall cause the Secured Creditors to have a valid, perfected, first-priority security interest in all Permitted Accounts as and to the extent provided in the Security Agreement. Notwithstanding the foregoing, the Credit Parties shall be permitted to maintain Approved Accounts to the extent permitted by Section 8.07 and Section 8.17 hereof.”

2.11 Article VIII, Section 8.17 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 8.17 Securities Accounts; Deposit Accounts. Subject to the Security Agreement and except as permitted by Section 8.07, it shall not, and shall not permit any of its Subsidiaries, to establish or maintain any domestic Securities Account, Deposit Account or similar account unless the Collateral Agent shall have received a Control Agreement in respect of such domestic Securities Account, Deposit Account or similar account; provided, however, that (i) the Credit Parties and their Subsidiaries may establish and maintain any Approved Account and (ii) no Credit Party shall be required to deliver a Control Agreement to the Collateral Agent with respect to any Approved Account, in each case so long as the aggregate balance in all such Approved Accounts does not exceed three million Dollars ($3,000,000) at any time outstanding. Each Credit Party shall comply in all material respects with the provisions of each Control Agreement to which it is a party.”

2.12 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Alternate Base Rate” in its entirety and replacing it with the following:

“Alternate Base Rate” at any time means the rate of interest per annum equal to the higher of (a) the rate of interest quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks”; (b) the rate that is 0.50% in excess of the Federal Funds Rate; and (c) 6.25%. Any change in the Alternate Base Rate due to a change in The Wall Street Journal rate referred to in clause (a) of this definition or the Federal Funds Rate shall be effective on the opening of business on the date of such change.

2.13 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Approved Account” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Approved Account” means any Securities Account, Deposit Account or similar account established by any Credit Party or any Subsidiary of a Credit Party into which such Person may from time to time deposit cash or Cash Equivalents for the purpose of maintaining and funding cash collateral to secure any performance bond, performance guaranty, surety bond or letter of credit obligation or other similar obligation of such Person.

2.14 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Borrowing Date” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Borrowing Date” means, as appropriate, (i) in the case of the Initial Term Loans, the Closing Date, or (ii) in the case of the Incremental Term Loans, the Effective Date.

2.15 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Effective Date” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Effective Date” means the Business Day, on or before February 4, 2008, on which all of the conditions precedent set forth in Sections 4.01 and 4.03 are satisfied (or waived in accordance with the terms of this Agreement).

2.16 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Incremental Term Loan” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Incremental Term Loan” has the meaning ascribed to such term in Section 1.03(a).

2.17 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Incremental Term Loan Commitment” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Incremental Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender at such time to make an Incremental Term Loan pursuant to the terms and conditions of this Agreement.”

2.18 Article XIV, Section 14.01 is hereby amended by inserting the following definition of “Initial Term Loans” in the appropriate place to preserve the alphabetical order of the definitions in such Section 14.01:

“Initial Term Loan” has the meaning ascribed to such term in Section 1.03(a).

2.19 Article XIV, Section 14.01 is hereby amended by deleting the definition of “LIBOR Rate” in its entirety and replacing it with the following:

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by the Revolving Agent equal to the greater of: (i) 3.50% and (ii) the interest rate calculated by dividing:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Administrative Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Revolving Agent and Borrower Representative.

2.20 The definition of “Permitted Encumbrances” in Article XIV, Section 14.01 is hereby amended by deleting the word “and” at the end of clause (i) thereof, by replacing the period at the end of clause (j) thereof with “; and”, and by inserting the following as new clause (k):

(k) Liens on Approved Accounts and cash and Cash Equivalents held therein, to the extent that the aggregate amount of such Liens does not exceed $3,000,000 in the aggregate at any time outstanding and securing Permitted Indebtedness.

2.21 The definition of “Permitted Indebtedness” in Article XIV, Section 14.01 is hereby amended by deleting the word “and” at the end of clause (k) thereof, by replacing the period at the end of clause (l) thereof with “; and”, and by inserting the following as new clause (m):

(m) Indebtedness under performance bonds, performance guaranties, surety bonds and related letter of credit obligations or other similar obligations in an aggregate amount not to exceed three million Dollars ($3,000,000) at any time outstanding.

2.22 The definition of “Permitted Investments” in Article XIV, Section 14.01 is hereby amended by deleting the word “and” at the end of clause (i) thereof, by replacing the period at the end of clause (j) thereof with “; and”, and by inserting the following as new clause (k):

(k) Investments in Approved Accounts in an aggregate amount at any time outstanding not to exceed three million Dollars ($3,000,000).

2.23 The definition of “Pro Rata Share” in Article XIV, Section 14.01 is hereby amended by adding the following to the end of such definition: “The Pro Rata Shares of (y) the Incremental Term Loan Commitments and (z) the Revolving Commitments as of February 4, 2008 are each set forth in Schedule C.”

2.24 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Revolving Commitment” in its entirety and replacing it with the following:

“Revolving Commitment” means, with respect to any Revolving Lender, the obligation of such Revolving Lender at such time to make Revolving Advances pursuant to the terms and conditions of this Agreement. The Initial Revolving Commitments of each Lender are set forth in Schedule B. As of February 4, 2008, the Revolving Commitments of each Lender are set forth in Schedule C.

2.25 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Term Lender” in its entirety and replacing it with the following:

“Term Lender” means a Lender that has an Incremental Term Loan Commitment and/or that has an outstanding Term Loan.

2.26 Article XIV, Section 14.01 is hereby amended by deleting the definition of “Term Loan Commitment” in its entirety and replacing it with the following:

“Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender at such time to make (a) an Initial Term Loan or (b) an Incremental Term Loan, in each case pursuant to the terms and conditions of this Agreement.

2.27 Schedule B is hereby amended by deleting the chart in its entirety and replacing it with Schedule B attached hereto as Annex A.

2.28 Schedule C is hereby added and is attached hereto as Annex B.

SECTION 3. Representations and Warranties. The Borrowers hereby represents and warrants as follows:

3.1 As of the date hereof, all of the representations and warranties contained in the each of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date thereto, in which case, such representations and warranties shall be true and correct as of such earlier date.

3.2 The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the Borrowers and is enforceable against them in accordance with its terms, except as the enforcement hereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally or to general principles of equity.

3.3 The execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby by the Borrowers does not, and will not, contravene or conflict with any provision of (i) applicable law, (ii) any judgment, decree or order to which any Borrower or its property is subject, or (iii) the Governing Documents of the Borrowers and does not, and will not, contravene, conflict with or cause any Lien to arise under any provision of any indenture, agreement, mortgage, lease, instrument or other document, including the Loan Documents.

3.4 No Default or Event of Default has occurred and is continuing under any of the Loan Documents or will be triggered by the execution, delivery or performance of this Amendment or the consummation of the transactions contemplated hereby.

3.5 Each of the Credit Agreement and each of the other Loan Documents remain in full force and effect.

SECTION 4. Conditions Precedent to Effectiveness. This Amendment shall be effective upon the satisfaction of the following:

4.1 This Amendment shall have been duly executed and delivered by each Borrower, the Administrative Agent, the Required Lenders, and each Lender whose Term Loan Commitments shall be increased pursuant to this Amendment.

4.2 No Default or Event of Default has occurred and is continuing under any Loan Document or will be triggered by the execution, delivery or performance of this Amendment or the consummation of the transactions contemplated hereby.

4.3 The representations and warranties contained herein shall be true and correct.

4.4 The Borrowers shall have paid the fees contained in the OID Letter, dated the date hereof, and the Administrative Agent shall have paid such fees to the Term Lenders entitled thereto.

SECTION 5. Miscellaneous.

5.1 Certain Terms. All references in the Credit Agreement to the “Agreement,” “hereof,” “herein,” “hereunder” or any other words of similar import shall be deemed to be references to the Credit Agreement as amended by this Amendment.

5.2 No Waiver. The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver, amendment or modification of any term or condition of the Loan Documents except as specifically provided herein or (ii) prejudice any right, power or remedy that the Agents or any Lender now has or may have in the future under or in connection with the Loan Documents.

5.3 Confirmation of Guarantee. By executing and delivering this Amendment, each Guarantor hereby (a) confirms that the Lenders continue, and will continue, to have the benefit of the guaranty contained in the Credit Agreement and the execution and delivery of the Amendment does not in any way modify, reduce, revise, discharge or otherwise impair or affect the Guarantors’ obligations thereunder, (b) acknowledges that the guaranty contained in the Credit Agreement remains in full force and effect and (c) ratifies the guaranty and further ratifies and confirms any Liens granted by it to the Collateral Agent for the benefit of the Lenders under the Loan Documents.

5.4 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.5 Headings. The headings contained in this Amendment are solely for convenience and shall not be used or relied upon in any manner in the construction or interpretation of this Amendment.

5.6 Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all such counterparts, taken together, shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by electronic means shall be as effective as delivery of a manually executed counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date hereof.

BORROWERS:

SILICON GRAPHICS, INC.

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Senior Vice President and Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC.

By:	/s/ Harry Fuchigami
Name:	Harry Fuchigami
Title:	Secretary

SILICON GRAPHICS WORLD TRADE CORPORATION

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Vice President

SIGNATURE PAGE TO THE THIRD AMENDMENT

TO THE SENIOR SECURED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., on behalf of the Lenders

By:	/s/ Gavin Baiera
Name:	Gavin Baiera
Title:	Authorized Signatory

REVOLVING AGENT

MORGAN STANLEY SENIOR FUNDING, INC., on behalf of the Revolving Lenders

By:	/s/ Gavin Baiera
Name:	Gavin Baiera
Title:	Authorized Signatory

SIGNATURE PAGE TO THE THIRD AMENDMENT

TO THE SENIOR SECURED CREDIT AGREEMENT

Annex A

SCHEDULE B

INITIAL PRO RATA SHARES &

INITIAL COMMITMENTS

	Commitment		Pro Rata Share
	Revolving	Term	Revolving	Term
Lenders:
Morgan Stanley Senior Funding, Inc.	$0	$85,000,00.00	0.00%	100%
General Electric Capital Corporation	$30,000,000	$0	100%	0%

Annex B

SCHEDULE C

INCREMENTAL TERM LOAN COMMITMENTS AND PRO RATA SHARES

&

REVOLVING COMMITMENTS AND PRO RATA SHARES

AS OF FEBRUARY 4, 2008

	Commitment		Pro Rata Share
	Revolving	Incremental Term Loans	Revolving	Incremental Term Loans
Lenders:
GRAND CENTRAL ASSET TRUST, DES	—	$10,000,000.00	0.00%	23.53%
ENCORE FUND, L.P.	—	$1,250,000.00	0.00%	2.94%
FORTISSIMO FUND	—	$3,750,000.00	0.00%	8.82%
QUADRANGLE MASTER FUNDING LTD.	$5,294,588.00	$9,450,000.00	26.47%	22.24%
GPC 76, LLC	—	—	0.00%	0.00%
SOUTHPAW CREDIT OPPORTUNITY	—	—	0.00%	0.00%
WATERSHED CAPITAL INSTITUTIONAL PARTNERS, L.P.	$6,098,823.00	$3,985,611.00	30.49%	9.38%
WATERSHED CAPITAL PARTNERS, L.P.	$2,371,765.00	$1,538,345.00	11.86%	3.62%
WATERSHED CAPITAL PARTNERS (OFFSHORE), LTD.	—	$3,926,044.00		9.24%
WATERSHED TECHNOLOGY HOLDINGS	—	—	0.00%	0.00%
PRESIDENT FELLOWS HARVARD	$2,926,803.00	—	14.63%	0.00%
WELLPOINT, INC.	$1,276,156.00	—	6.38%	0.00%
WHIPPOORWILL ASSOCIATES, INC.,	$19,415.00	—	0.10%	0.00%
WHIPPOORWILL OFFSHORE	$823,260.00	—	4.12%	0.00%
WHIPPOORWILL DISTRESSED OPP	$1,189,190.00	—	5.95%	0.00%
LC CAPITAL MASTER FUND LTD.	—	$3,600,000.00	0.00%	8.47%
MORGAN STANLEY SENIOR FUNDING, INC.	—	$5,000,000.00	0.00%	11.76%
Total	$20,000,000.00	$42,500,000.00	100.00%	100.00%

A-4